EXHIBIT 10.14

PROPRIETARY ACCOUNT SUPPLEMENT

TO

FULLY DISCLOSED CLEARING AGREEMENT

THIS PROPRIETARY ACCOUNT SUPPLEMENT to the Fully Disclosed Clearing Agreement (the “Agreement”) dated February 26, 2008 entered into by Pershing LLC (“Pershing”) and Broadpoint Capital, Inc., n/k/a Gleacher & Company Securities, Inc. (“Broker”) is made and entered into on this 12th day of November, 2010 by and between Pershing and Broker.

WHEREAS, Pershing carries and provides clearing and other services for certain proprietary accounts (the “Prop Accounts”) of Broker and also maintains a Deposit Account for Broker pursuant to Paragraph 20 of the Agreement (together with the Prop Accounts, the “Accounts”).

WHEREAS, Broker desires that Pershing be able to hypothecate or otherwise utilize the securities in the Accounts to the fullest extent permitted by law.

NOW THEREFORE, the parties hereby agree to amend and supplement the Agreement by adding the following provisions thereto:

1.                                      CONSENT TO LOAN, PLEDGE OR USE OF SECURITIES

To the greatest extent permitted under applicable laws, Broker hereby authorizes Pershing to lend either to Pershing or to others and to otherwise use, sell or pledge any securities held by Pershing in the Accounts, to convey therewith all attendant rights of ownership (including voting rights and the right to transfer the securities to others) and to use all such property as collateral for Pershing’s general loans or other obligations and with respect to repurchase transactions.  Any such property, together with all attendant rights of ownership, may be pledged, re-pledged, sold, hypothecated or re-hypothecated or become subject to repurchase transactions either separately or in common with other property and Pershing shall have no obligations to retain a like amount of similar property in its possession and control.  Broker hereby acknowledges that:  (i) in certain circumstances, such loans or other use may limit, in whole or in part, Broker’s ability to exercise voting rights and other attendant rights of ownership with respect to the loaned, sold or pledged securities and (ii) rather than a dividend, Broker may receive a payment which will not be eligible for the preferential tax rate or treatment which may apply to dividends.

2.                                      LIEN

Broker hereby grants to Pershing a continuing security interest in, lien on, and right of set-off with respect to, all rights, title and interests of Broker in and to the Collateral (as defined below), as collateral security for the payment and performance of all of Broker’s obligations to Pershing, now existing or hereinafter arising, whether or not such obligations arise under the Agreement (“Broker’s Obligations”) or any other agreement between Pershing and Broker and irrespective of the number of Accounts Broker may have with Pershing, together with all expenses of Pershing in connection therewith, including without limitation reasonable attorneys’ fees.  For purposes hereof, Collateral shall mean:  (i) all cash, investment property, security entitlements, securities, commodities, financial instruments, general intangibles and other property now or hereafter held or carried by Pershing in any of the Accounts in Pershing’s possession or control for any purpose, including any assets in transit or held by others on behalf of Pershing; (ii) all rights of  Broker in any contract or agreement with Pershing;  and (iii) all proceeds of and distributions with respect to the foregoing.  In order to satisfy such obligations, upon Broker’s default of Broker’s Obligations, Pershing is authorized to sell or otherwise dispose of any Collateral, to retain any Collateral and set-off, net or recoup any obligations Pershing owes to Broker in respect of Broker’s Obligations, to purchase any property which may have been sold short for Broker’s account and to close any contracts or redeem any mutual funds in such Accounts, in each case without notice.  Pershing shall have all the rights and remedies available to a secured party under the Uniform Commercial Code as in effect in the State of New York (“UCC”), in addition to the rights and remedies provided in the Agreement.

Broker and Pershing agree that all Collateral held in or credited to any Account, including without limitation cash, will be treated as “financial assets” under Article 8 of the UCC and that any Account maintained by Broker with Pershing shall be a “securities account” under Article 8 of the UCC.  All Collateral delivered to Pershing shall be free and clear of all adverse claims and all prior liens, claims and encumbrances; and Broker will not cause or allow any of the Collateral to be subject to any adverse claims or any liens, security interests, mortgages or encumbrances of any nature, other than the security interest created in Pershing’s favor.  Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or Pershing shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market for such securities.  Broker shall execute such documents and take such other action as Pershing shall reasonably request in order to protect and perfect Pershing’s rights with respect to any such Collateral.  In addition, Broker appoints Pershing as Broker’s attorney-in-fact to act on Broker’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to realize upon any of Pershing’s rights in the Collateral pursuant to the Agreement.

Broker retains the right to redeem any securities subject to this Proprietary Account Supplement from Pershing upon satisfaction of Broker’s Obligations to Pershing.  In the event that Pershing has loaned the securities subject to this Proprietary Account Supplement  to a third party or otherwise used, sold or pledged such securities to a third party and Pershing is unable to redeem those securities from the third party, Pershing shall purchase replacement securities of the same class and amount and provide the replacement securities to Broker.  Pershing shall be responsible for any costs (including all fees, expenses and commissions) incurred in returning the collateral or in purchasing replacement securities.

The parties acknowledge that the Agreement and each transaction entered into pursuant to the Agreement is a “securities contract,” within the meaning of the United States Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”).  The parties further acknowledge that the Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code and a “netting contract” within the meaning of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”).

BROKER: Gleacher & Company Securities, Inc.		PERSHING LLC:

By:	/s/ Frank A. Castelluccio	By:	/s/ Charles Granito Jr.

Name:	Frank A. Castelluccio	Name:	Charles Granito Jr.

Title:	Executive Managing Director	Title:	MD

Date:	November 12, 2010	Date:	November 12, 2010